                                      (1)


                                  NON-RECOURSE

                               PURCHASE MONEY NOTE

$3,000,000                                                      Atlanta, Georgia

     FOR VALUE RECEIVED, the undersigned, NP HOLDING, LLC, a Georgia limited liability company ("Maker"), with offices located at 6625 Highway 53 East, Suite 410-172, Dawsonville, GA 30534, on this 31st day of December, 1999 promises to pay to the order of ACCENT MORTGAGE SERVICES, INC., a Georgia corporation ("Holder"), at 5895 Windward Parkway, Alpharetta, GA 30005, or any other location designated by Holder, the sums specified below at the time or times indicated below.

     1. Principal and Interest. Maker promises to pay the entire principal amount of THREE MILLION DOLLARS ($3,000,000), together with interest on the outstanding principal balance until the Maturity Date (as hereinafter defined) at the rate of six percent (6%) per annum, in lawful money of the United States and in immediately available funds on or before December 31, 2000 (the "Maturity Date"). If the Maturity Date occurs on a day other than a business day, the Maturity Date shall be extended to the next succeeding business day, and interest shall be payable thereon at the rate herein specified during such extension.

     2. Default. Each of the following events shall constitute an "Event of Default" hereunder: (a) if the value of the Collateral (hereinafter defined) as determined by the average closing price for thirty (30) consecutive days is less than 102% of the principal amount of the Note; (b) Maker makes an assignment for the benefit of creditors, or files a voluntary petition in bankruptcy, receivership or insolvency, or files an answer in any involuntary proceedings of that nature admitting the material allegations of the petition, or if a proceeding or bankruptcy, receivership or insolvency, shall be instituted against Maker and such proceeding shall not be dismissed within sixty (60) days, or if a trustee or receiver shall be appointed for Maker and such proceeding shall not be dismissed or such trustee or receiver shall not be discharged within sixty (60) days (collectively subsections (a) and (b) referred to herein as a "Default"), then a Default shall exist hereunder, and any sums advanced hereunder, together will all unpaid interest accrued thereon, shall, at the option of Holder, without further notice, at once shall, become due and payable and may be collected immediately, regardless of the stipulated Maturity Date. Notwithstanding anything to the contrary set forth in this Note, Holder hereby agrees that Holder will not exercise its remedies under this Note in the event of a default under Section 2(a) unless and until all obligations and liabilities of the "Sellers" set forth in Section 6(d) of the Stock Purchase Agreement dated December 31, 1999, between Maker, "Buyer" therein and Holder and Lahaina Acquisitions, Inc., "Sellers" therein, have been paid and satisfied in full and under no circumstances shall Holder sell more than eighty percent (80%) of the shares pledged under the Pledge Agreement (as defined below) within the first ninety (90) days after the date hereof.

                                      (2)


     3. Collateral. Maker has caused to be delivered to Holder 660,000 shares of common stock (the "Collateral") of Lahaina Acquisitions, Inc. a Colorado corporation pursuant to the terms and conditions of a Stock Pledge Agreement of even date herewith (the "Pledge Agreement").

     4. Exculpation. Notwithstanding any other provisions of this Note, the sole remedy for the repayment of the principal and interest and costs shall be limited to the Collateral or any proceeds realized from the sale of the Collateral. If the principal amount of this Note together with all accrued interest is not paid by the Holder to the Maker on the Maturity Date, Holder shall take possession of the Collateral free and clear of all liens and encumbrances and satisfy all of the obligations of Maker hereunder.

     It is expressly understood and agreed that the undertaking of the Maker to pay this Note is included herein for the sole purpose of establishing the existence of the indebtedness evidenced by this Note and the maturity of such indebtedness. The Holder or Holders of this Note will not have any claim, remedy, or right to proceed (at law or in equity) against Maker or the members of Maker or their affiliates for the payment of any deficiency or any other sum or performance of any obligation of any nature whatsoever under this Note or under the Pledge Agreement or in connection therewith, from any source other than the Collateral; provided, however, nothing herein contained will limit, restrict, or impair the rights of the Holder of this Note to accelerate the maturity of this Note during the continuance of an Event of Default under this Note except as otherwise provided herein with respect to a default under Section 2(a).

     5. Waiver of Notice and Remedies. Maker hereby (a) waives grace, presentment and demand for payment, protest and notice of protest, and non-payment, all other notice, including notice of intent to accelerate the Maturity Date and notice of acceleration of the Maturity Date, filing of suit and diligence in collecting this Note, (b) consents to any extension or postponement of time of payment of this Note and in any other indulgence with respect hereto without notice from Holder and (c) agrees that Holder shall not be required first to institute suit or exhaust its remedies against Maker under this Note.

     6. Notices. Any and all other notices, elections, demands, requests and responses thereto permitted or required to be given under this Note shall be in writing, signed by or on behalf of the party giving the same, and shall be deemed properly given and effective upon being (a) personally delivered, (b) deposited with an overnight courier service in time for and specifying overnight delivery or (c) deposited in the United States mail, postage prepaid, certified with return receipt requested to the other party at the address of such other party set forth in the first paragraph hereof. All such notices shall be deemed delivered on the date of delivery if sent by personal delivery, the next business day by overnight courier service and five (5) days after being deposited in the United States Mail if sent by registered or certified mail.

     7. Usury Law. It is the intention of Maker and Holder to comply with any applicable usury laws. In furtherance of this intention of Holder and Maker, all agreements between Maker and Holder are hereby expressly limited so that in no contingency or event whatsoever shall the amount paid or agreed to be paid to Holder for the use, forbearance or

                                      (3)


detention of money under this Note exceed the maximum rate permissible under applicable law. If, from any circumstance whatsoever, fulfillment of any provision hereof shall be prohibited by law, the obligation to be fulfilled shall be reduced to the maximum not so prohibited, and if from any circumstances Holder should ever receive as interest an amount which would exceed the highest lawful rate, such amount as would be excessive interest shall, at Holder's option, shall be applied to the reduction of the principal of the Note and not to the payment of interest, or shall be refunded to Maker. This provision shall control every other provision of all agreements between Maker and Holder.

     8. Time of Essence. Time is of the essence of this Note.

     9. Jurisdiction. Maker admits that this Note has been negotiated, executed and delivered in Atlanta, Georgia, Fulton County, and that Maker (a) submits to personal jurisdiction in Fulton County in the State of Georgia for the enforcement of this Note, (b) waives any and all rights under the laws of any state to object to jurisdiction within the State of Georgia for the purposes of litigation to enforce this Note and (c) waives trial by jury.

     10. Offset Rights. Holder and Maker acknowledge that the terms and conditions relating to the offset right of Maker to this Note as set forth in
Section 6(d) of the Stock Purchase Agreement dated December 31, 1999 are incorporated herein by reference.

     11. Miscellaneous. Any payment received by Holder hereunder may, at Holder's option, be applied first to interest or to reduce the principal balance. A waiver or release with reference to one event shall not be construed as continuing, as a bar to, or as a waiver or release of any subsequent right, remedy or recourse to any subsequent event. No failure or delay on the part of Holder in exercising any right, power or remedy granted hereunder shall operate as waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. Maker hereby consents to all renewals and extensions of time at or after the maturity hereof and hereby waives diligence, presentment, protest, demand and notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense and hereby agrees that no failure on the part of Holder to exercise any power, right and privilege hereunder, or to insist upon prompt compliance with the terms hereof, shall constitute a waiver thereof. This Note may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought. As used herein, the terms, "Maker" and "Holder" shall be deemed to include their respective successors, legal representatives and assigns, whether by voluntary action of the parties or by operation of law.

     12. Prepayment. This Note may be prepaid in whole or in part prior to the Maturity Date without premium or penalty.

     13. Nontransferable Note. Holder shall not transfer, sell, assign or convey this Note or any rights hereunder to any individual or other person or entity unless the transferee or assignee thereof is a corporate affiliate of the initial Holder on the date hereof and any transfer or purported transfer of this
Note in violation of this Section 13 shall be null and void.

                                      (4)


     THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF GEORGIA.

     IN WITNESS WHEREOF, the undersigned, by its officers duly appointed and authorized, has executed this Note as of the day and year first above written.

                                               MAKER:

                                               NP HOLDING, LLC


                                       By:     /s/ Gerald F. Sullivan
                                               -----------------------------
                                      Name:    Gerald F. Sullivan
                                               -----------------------------
                                      Title:   Manager
                                               -----------------------------

                                                                   [SEAL]